Exhibit 99.1
Contact:
David S. Boone
Chief Executive Officer
American CareSource Holdings, Inc.
Tel: 972-308-6830

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS REPORTS
RECORD FINANCIAL RESULTS FOR 2008 FIRST QUARTER

- Company reports third consecutive quarterly profit of $521 thousand, or $0.03 per share -

DALLAS, TX – May 15, 2008 -- American CareSource Holdings, Inc. (AMEX: XSI) today announced record financial and operational results for the first quarter ended March 31, 2008.  Highlights include:

• Reported a quarterly profit of $521 thousand in net income, or $0.03 per diluted share, resulting in three consecutive quarters of profit growth.

• Achieved $11.5 million in revenue for the quarter, a record 407% rise in revenues for Q1 2008 compared to Q1 2007, representing four quarters of sequential revenue growth.

• Attained gross margins of approximately 15% compared to 7% in Q1 2007, reflecting continued leverage of the Company’s fixed cost infrastructure.

• Generated EBITDA, as adjusted, of $784 thousand for the quarter.

− EBITDA, as adjusted, (a non-GAAP measure) is defined as income (loss) from operations less depreciation and amortization, non-cash warrant and option compensation expense and executive severance. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income (loss) from operations reported under generally accepted accounting principles (GAAP).

• The Company finished the quarter with $5.9 million in cash on hand and generated $1.6 million in cash from operating activities in the first quarter, the largest cash flow volume in the Company’s history.

• Claims volume increased to approximately 60 thousand for Q1 2008, up 278% over Q1 2007.

• Recent key executive additions:

− Matthew Thompson appointed to Controller and Chief Accounting Officer.

Commenting on today’s announcement, David S. Boone, Chief Executive Officer of American CareSource, stated, “We are very pleased to report such strong quarterly financial results. With renewed focus, we have now developed the most comprehensive national network of ancillary healthcare services providers in the country and, as a result, we are bringing our clients a wider range of services with highly favorable economics.  We continue to deliver real cost savings to our clients and are demonstrating the value of our business model.

“The tremendous surge in revenues for the first quarter and the dramatic improvement in profitability compared to the same period of 2007, is a continuation of the trend we began last year and reflect both organic growth as well as the addition of several new clients during the past year. Given where we stand today and taking into account expected new client wins, further expansion of our provider network and growth in current client business, we continue to believe that the Company is on track to exceed its initial guidance of $50 million in revenues for the full year.”

Revenues for the first quarter of 2008 rose 407% to $11.5 million compared to $2.3 million in the first quarter of 2007. The Company’s first quarter revenues also represent a 14% improvement over fourth quarter 2007 reported revenues of $10.1 million.

The Company reported net income of $521 thousand, or $0.03 per diluted share, for the first quarter of 2008, compared to a net loss of $611 thousand, or $0.04 per share, in the same period last year. Factors affecting positive current quarter results include increases in revenue from the addition of five new clients which began with the Company in 2007 and the expansion of services for existing clients.

Cash provided by operations was $1.6 million in the first quarter of 2008 versus negative $546 thousand in the first quarter of 2007. Factors affecting the improvement in operating cash flows include earnings growth, accelerated client collections and overall effectiveness in working capital management.  At March 31, 2008, the Company had $5.9 million in cash and cash equivalents compared to $4.3 million at December 31, 2007.

Conference Call
As previously announced, American CareSource will hold a conference call to discuss financial results of the first quarter ended March 31, 2008 as follows:

Date:    Thursday, May 15, 2008
Time:   10:00 a.m. (CT)/11:00 a.m. (ET)
Dial-in numbers: 877-675-4757 (U.S. & Canada) or 719-325-4911
Live webcast: www.anci-care.com, under “New & Events”

The teleconference replay will be available two hours after completion through Thursday, May 22, 2008 at 888-203-1112 (U.S. & Canada) or 719-457-0820. The replay pass code is 6620406. The archived webcast will be available for one year on the Company’s investor website, www.anci-care.com, under “News and Events.”

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of more than 25,000 ancillary provider sites. Through its product offerings, American CareSource helps its clients reduce the cost of ancillary services rendered through its network of providers in more than 30 service categories. The Company’s ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

(Tables to Follow)

American CareSource Holdings, Inc.
Balance Sheet (Unaudited)
March 31, 2008 and December 31, 2007

	March 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash	$5,857,094	$4,272,498
Accounts receivable, net	3,248,579	3,651,203
Prepaids and Other Current Assets	427,195	409,445
Total Current Assets	9,532,868	8,333,146

Net Property, Plant and Equipment	388,504	332,450
Other Assets
Certificate of Deposit, restricted	145,000	145,000
Other Non-Current Assets	420,238	492,977
Intangible Assets	1,440,843	1,494,238
Goodwill	4,361,299	4,361,299
Total Other Assets	6,367,380	6,493,514

TOTAL ASSETS	$16,288,752	$15,159,110

LIABILITIES
Current Liabilities
Due to Service Providers	$3,709,889	$3,344,278
Accounts Payable and Accrued Liabilities	1,288,963	1,320,036
Current Maturities of Long-Term Debt	56,697	55,697
Total Current Liabilities	5,055,549	4,720,011

Long-Term Debt	35,784	50,348

TOTAL LIABILITIES	5,091,333	4,770,359

EQUITY
Common Stock	150,674	146,684
Preferred Stock-par value $0.01, 10,000,000 shares	-	-
authorized and none outstanding
Additional Paid In Capital - General	17,897,140	17,613,880
Accumulated Deficit	(6,850,395)	(7,371,813)

TOTAL EQUITY	11,197,419	10,388,751

TOTAL LIABILITIES AND EQUITY	$16,288,752	$15,159,110

American CareSource Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three months ended
	3/31/2008	3/31/2007

Net Revenues	$11,505,675	$2,266,569

Total Cost of Revenues	9,801,122	2,101,643

Contribution Margin	1,704,553	164,926

Selling General and Administrative Expense	1,112,854	694,421
Depreciation and Amortization	92,067	78,074

Total Operating Expenses	1,204,921	772,495

Operating Income (Loss)	499,632	(607,569)

Interest Income	(40,668)	(53,874)
Interest Expense	1,838	11,071
Debt Issuance Cost	-	46,300

Total Other (Income) Expenses	(38,830)	3,497

Net Income (Loss) Before Income Taxes	538,462	(611,066)
Income Tax Provision	17,044	-

Net Income (Loss)	$521,418	$(611,066)

Earnings (loss) per common share:
Basic	$0.04	$(0.04)
Diluted	$0.03	$(0.04)

Weighted average common shares outstanding:
Basic	14,880,266	14,486,749
Diluted	17,255,201	14,486,749

American CareSource Holdings, Inc.
Statement Of Cash Flows (Unaudited)
One Month and Three Months Ended March 31, 2008

	Three Months	Three Months
	Ended	Ended
	3/31/2008	3/31/2007
Cash flows from operating activities
Net Income/(Loss)	$521,418	$(611,066)

Adjustments to Reconcile Net Loss to Net Cash
Used In Operating Activities:
Stock-based Compensation Expense	157,525	49,536
Depreciation/Amortization	92,067	78,074
Debt issuance costs	-	46,300
Client Management Expense Related to Warrants	13,228	-
Changes In operating Assets and Liabilities:
Accounts Receivable	402,624	384,844
Prepaids and Other Assets	41,761	(25,660)
Accounts Payable and Accrued Liabilities	(31,073)	(22,287)
Due to Service Providers	365,611	(445,683)

Net Cash Provided by/(Used In) Operating Activities	1,563,161	(545,942)

Cash flows from Investing activities
Purchases and Development of Property and Equipment	(94,726)	(18,833)

Net Cash Used In Investing Activities	(94,726)	(18,833)

Cash flows from financing activities
Payments On Long Term Debt	(13,564)	(309,659)
Net Proceeds from the Exercise of Stock Options	129,725	1,924

Net Cash Provided By/(Used In) Financing Activities	116,161	(307,735)

Net Increase/(Decrease) In Cash	1,584,596	(872,510)
Cash At Beginning Of Period	4,272,498	5,025,380

Cash At End Of Period	$5,857,094	$4,152,870

American CareSource Holdings Inc.
Calculation of EBITDA and EBITDA, as adjusted (Unaudited)
Three months ended March 31, 2008

	Three months ended March 31, 2008	Three months ended March 31, 2007
Operating income (loss)	$499,632	$(607,569)
Depreciation and Amortization	92,067	78,074
EBITDA	591,699	(529,495)
Executive severance	21,844	-
Non-cash Option/Warrant Compensation Expense	170,753	49,536
EBITDA, as adjusted	$784,296	$(479,959)